Exhibit (a)(1)(vii)

U.S. Offer to Purchase for Cash
All Outstanding Class B Shares held by U.S. Persons
and all Outstanding American Depositary Shares
(each representing rights to five Class B Shares)

of

Telecom Argentina, S.A.

by

Fintech Telecom, LLC
Fintech Advisory Inc.
David Martínez

Pursuant to the U.S. Offer to Purchase dated September 15, 2016

        THIS U.S. OFFER CAN BE ACCEPTED BY U.S. HOLDERS OF CLASS B SHARES
BY 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 21, 2016, UNLESS THE TENDER OFFER
IS EXTENDED OR EARLIER TERMINATED.

September 15, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed is an offer to purchase, dated September 15, 2016 (the "U.S. Offer to Purchase") and the Form of Acceptance, Form of Withdrawal and other related documents in connection with the tender offer by Fintech Telecom, LLC, Fintech Advisory Inc. and David Martínez (the "Bidders"), to purchase (1) Class B Shares of Telecom Argentina, S.A. ("TEO" or the "Issuer"), a corporation organized under the laws of the Republic of Argentina ("Argentina") (all such Class B Shares having par value of 1.00 Argentine peso ("Ps.") per share, collectively, the "Class B Shares") held by U.S. Persons and (2) the American Depositary Shares (each representing rights to five Class B Shares) (the "ADSs," and together with the Class B Shares, the "Securities"), in cash at a price of U.S.$3.925 per Class B Share and a price of U.S.$19.625 per ADS (together, the "Offer Price"), in each case without interest thereon, net of (i) the stock exchange and settlement fee described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) the dividends paid by TEO on May 13, 2016 of Ps. 0.72 per Class B Share and Ps. 3.61 per ADS, or U.S.$ 0.050 per Class B Share and U.S.$ 0.251 per ADS, using the selling exchange rate of Ps. 14.40 per U.S. $1.00 reported by Banco de la Nación Argentina on May 13, 2016, (iv) the dividends paid by TEO on August 26, 2016 of Ps. 1.34 per Class B Share and Ps. 6.71 per ADS, or U.S.$ 0.088 per Class B Share and U.S.$ 0.441 per ADS, using the selling exchange rate of Ps. 15.20 per U.S.$1.00 reported by Banco de la Nación Argentina on August 26, 2016 (the "Paid Distributions") and any other applicable Distributions (as defined in the U.S. Offer to Purchase) and (v) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related documents (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer"). The U.S. Offer is being made in conjunction and simultaneously with an offer by FTL in Argentina for all outstanding Class B Shares (but not ADSs) (whether or not held by U.S. Persons) (the "Argentine Offer," and together with the U.S. Offer, the "Offers"). The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

        All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase.

        The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions. See "THE U.S. OFFER—Section 13. Conditions of the U.S. Offer" in the U.S. Offer to Purchase.

        For your information, and for forwarding to those clients for which you hold Class B Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The U.S. Offer to Purchase;

  2.
  A printed form of letter that may be sent to clients for whose account you hold Class B Shares registered in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the U.S. Offer;

  3.
  The Form of Acceptance to be used by holders of Class B Shares in accepting the U.S. Offer; and

  4.
  The Form of Withdrawal.

        ADSs cannot be tendered by means of the enclosed U.S. Form of Acceptance (which is exclusively for use in respect of Class B Shares). If you hold ADSs, an Letter of Transmittal for tendering such ADSs into the U.S. Offer can be obtained from the U.S. Information Agent at 866-721-1211 (Toll-Free), and banks and brokers at 212-269-5550.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

        Please note the following:

          1.     Any U.S. Person desiring to accept the U.S. Offer in respect of all or any portion of the held Class B Shares, should complete Boxes 1 and 3 and, if appropriate, Box 4 and sign Box 2 of the U.S. Form of Acceptance in accordance with the instructions printed thereon. An accepting holder of Class B Shares should then submit the U.S. Form of Acceptance, together with a certificate issued by the Caja de Valores evidencing the transfer of the tendered Class B Shares to the Tender Account, to the U.S. Receiving Agent by hand delivery at the address shown on the back cover of the U.S. Offer to Purchase during normal business hours no later than the Expiration Time on the Expiration Date or the New Expiration Date, as applicable. See "THE U.S. OFFER—Section 3. Procedures for Participating in the U.S. Offer—Holders of Class B Shares" in the U.S. Offer to Purchase.

          2.     After purchase by FTL of the Class B Shares tendered through the Argentine Custodian and receipt by the U.S. Receiving Agent of payment of the consideration for those Class B Shares, the U.S. Receiving Agent will pay to the applicable holders of Class B Shares the Offer Price, settled in U.S. dollars, in cash, without interest thereon, net of (i) the stock exchange and settlement fee described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) the Paid Distributions and any other applicable Distributions (as defined in the U.S. Offer to Purchase) and (iv) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase. (See "THE U.S. OFFER—Section 11. Fees and Expenses" and "THE U.S. OFFER—Section 6. Certain U.S. Federal Income and Argentine Tax Consequences" in the U.S. Offer to Purchase). Payment for Class B Shares will be made by deposit of the Offer Price, without interest thereon, net of (i) the stock exchange and settlement fee described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) the Paid Distributions and any other applicable Distributions (as defined in the U.S. Offer to Purchase) and (iv) applicable withholding taxes, including Argentine capital gains tax, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, in U.S. dollars with the U.S. Receiving Agent and subsequent payment to tendering holders through the U.S. Receiving Agent by a check to be mailed to the address indicated.

          3.     U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided.

        The Bidders will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Class B Shares pursuant to the U.S. Offer other than those fees and commissions described in "THE U.S. OFFER—Section 11. Fees and Expenses" in the U.S. Offer to Purchase. In addition, the Bidders will not pay any transfer taxes payable on the transfer of Class B Shares to them. The Bidders will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Any inquiries you may have with respect to the U.S. Offer and requests for copies of the enclosed materials should be addressed to D.F. King & Co., the U.S. Information Agent for the U.S. Offer, at the addresses and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

Very truly yours,

Fintech Telecom, LLC
Fintech Advisory Inc.
David Martínez

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER, PERSON THE AGENT OF THE BIDDERS, TEO, THE U.S. RECEIVING AGENT, THE U.S. INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU, OR ANY OTHER PERSON, TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.